Exhibit 21.1

SUBSIDIARIES OF LOAR GROUP INC.

Loar Group Inc. is a 100% owned subsidiary of Loar Holdings Inc.

Loar Group Inc. owns directly or indirectly the following subsidiaries:

Name of Subsidiary:	Jurisdiction of Incorporation or Organization:
Aviation Manufacturing Group, LLC (d/b/a The Freeman Company)	Illinois
Freeman Composites Company LLC	Delaware
AGC Acquisition LLC (d/b/a AGC Incorporated)	Delaware
Terry's Precision Products LLC (d/b/a Terry's Machine & Mfg., Inc.)	Delaware
SAF Industries LLC (Gar Kenyon)	Connecticut
General Ecology, Inc.	Pennsylvania
Applied Engineering, Inc.	South Dakota
Maverick Molding Co.	Ohio
BAM Inc.	Pennsylvania
St. Julian Materials, LLC	Delaware
SMR Acquisition LLC (d/b/a SMR Technologies)	Delaware
Hydra-Electric Company	California
Pacific Piston Ring Co., Inc.	Delaware
Safe Flight Instrument, LLC	New York
SCHROTH Safety Products GmbH	Germany
SCHROTH Safety Products LLC	Delaware
SCHROTH Acquisition GmbH	Germany
DAC Engineered Products, LLC	Delaware
AOG-Seginus Holding Company LLC	Delaware
AOG Aviation Spares LLC	Delaware
Seginus Aerospace LLC	Delaware
CAV Ice Protection, Inc.	Kansas
Change Acquisition plc	United Kingdom
CAV Systems Group Limited	United Kingdom
CAV Systems Holding Limited	United Kingdom
CAV Systems Limited	United Kingdom
CAV Ice Protection Limited	United Kingdom
CAV Advanced Technologies Limited	United Kingdom
Applied Avionics, LLC	Delaware